Exhibit 6

FIRST AMENDMENT TO ARRANGEMENT AGREEMENT

This First Amendment dated as of January 28, 2019.

BETWEEN:

ALIGNVEST ACQUISITION II CORPORATION, a corporation existing under the laws of the Province of Ontario

(hereinafter referred to as “Alignvest”)

- and -

SAGICOR FINANCIAL CORPORATION LIMITED, an exempted company continued under the laws of Bermuda

(hereinafter referred to as “Sagicor”)

WHEREAS Alignvest and Sagicor are parties to an arrangement agreement (the “Arrangement Agreement”) dated November 27, 2018 and wish to amend the Arrangement Agreement in accordance with Section 9.05 thereof as provided in this First Amendment;

NOW THEREFORE in consideration of the mutual covenants contained herein (the receipt and sufficiency of which are hereby acknowledged), Alignvest and Sagicor agree as follows:

1.	Defined Terms.

Capitalized terms used but not defined in this First Amendment have the meanings given to them in the Arrangement Agreement.

2.	Amendments to Section 8.02 of the Arrangement Agreement.

(a)	Section 8.02(b)(i) of the Arrangement Agreement is deleted in its entirety and replaced with the following:

“(i)         the Effective Time shall not have occurred on or before June 30, 2019 (the “Outside Date”); provided that, if on the Outside Date any of the conditions set forth in Section 7.01(d), Section 7.01(f), Section 7.01(g), Section 7.01(h), Section 7.01(i) or Section 7.01(j) (to the extent relating to the matters set forth in Section 7.01(f), Section 7.01(g), Section 7.01(h) or Section 7.01(i)) shall not have been satisfied but all other conditions set forth in Article VII shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Effective Time, but provided that such conditions shall then be capable of being satisfied if the Effective Time were to occur on the Outside Date), then the Outside Date may be extended by either Party by delivery of written notice to the other Party to July 31, 2019 and such date shall become the Outside Date for purposes of this Agreement; and provided, further that, the right to terminate this Agreement pursuant to this Section 8.02(b)(i) shall not be available to any Party if the failure of the Effective Time to occur on or before the Outside Date is caused by a failure of such Party to perform any of its obligations under this Agreement required to be performed at or prior to the Effective Time and such action or failure to perform constitutes a breach in any material respect of this Agreement; or”.

(b)	The word “or” is deleted at the end of Section 8.02(f) and the period at the end of Section 8.02(g) is deleted and replaced with a semicolon.

(c)	The following is added as a new Section 8.02(h):

“notwithstanding anything to the contrary herein, by Sagicor or Alignvest, if the “Permitted Timeline” (as such term is defined in the articles of Alignvest) and as it may be extended in accordance with the articles of Alignvest, expires.”.

3.	Amendment to Exhibit A-1 (Plan of Arrangement) of the Arrangement Agreement

The definition of “Redeeming Shareholder” in Section 1.1 of the Plan of Arrangement is deleted in its entirety and replaced with the following:

““Redeeming Shareholder” means an Alignvest Class A Shareholder who has validly elected to redeem his, her or its Alignvest Class A Shares in respect of the Alignvest Arrangement in accordance with the redemption rights provided in the constating documents of Alignvest, who has not withdrawn such election, and whose Alignvest Class A Shares have not been previously redeemed prior to the Effective Time;”.

4.	Reference to and Effect on Agreements.

On and after the date of this First Amendment, any reference to “this Agreement” in the Arrangement Agreement and any reference to the Arrangement Agreement in any other agreements or documents will mean the original Arrangement Agreement as amended by this First Amendment. Except as specifically amended by this First Amendment, the provisions of the Arrangement Agreement shall remain in full force and effect.

5.	Successors and Assigns.

This First Amendment becomes effective when executed by Alignvest and Sagicor. After that time, it will be binding upon and (subject to the terms of the Arrangement Agreement) enure to the benefit of the Parties and their respective successors and permitted assigns.

6.	Governing Law.

This First Amendment shall be governed by and construed in accordance with Bermuda law.

7.	Jurisdiction.

In relation to any Proceedings to enforce this First Amendment or arising out of or in connection with this First Amendment, each of the Parties irrevocably submits to the exclusive jurisdiction of the Bermuda or Ontario courts and waives any objection to Proceedings in such courts on the grounds of venue or on the grounds that the Proceedings have been brought in an inappropriate forum.

8.	Counterparts; Facsimile and Electronic Signatures.

This First Amendment may be executed in any number of counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party. This First Amendment or any counterpart may be executed and delivered by facsimile copies or delivered by electronic communications by PDF, each of which shall be deemed an original.

[Remainder of page intentionally left blank. Signature page follows.]

The Parties have executed this First Amendment as of the date first written above.

ALIGNVEST ACQUISITION II CORPORATION

By:	(SIGNED) “TIMOTHY E. HODGSON”
	Name:	Timothy E. Hodgson
	Title:	Chairman

SAGICOR FINANCIAL CORPORATION LIMITED

By:	(SIGNED) “DODRIDGE D. MILLER”
	Name:	Dodridge D. Miller
	Title:	President and Chief Executive Officer

[Signature Page to First Amendment to Arrangement Agreement]